EXHIBIT 99.2

ADDITIONAL THIRD QUARTER 2008 DISCLOSURES

(Unaudited)

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Unrestricted cash, cash equivalents and investments at September 30, 2008 were $318.1 million. In addition, we had $84.2 million of restricted cash. We do not hold any cash from our fuel hedge and derivative counterparties for unearned fuel hedges or derivative contracts.

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During the third quarter of 2008, we executed amendments with our two largest credit card processors, which extended our agreements to December 31, 2009 and September 30, 2010, respectively. We also closed on our $150 million asset backed letter of credit facility in August 2008. As part of these extensions, we have agreed to financial covenants that set holdback requirements related to our balance of unrestricted cash. We are in full compliance with the terms of our contracts and we have additional credit available to us under the letter of credit facility.

COMPANY ESTIMATES/FORWARD LOOKING STATEMENTS

The following table contains our remaining 2008 and 2009-2010 aircraft delivery schedule:

PERIOD	FORECASTED AIRCRAFT ADDITIONS
Q4 2008	-
Q1 2009	1
Q2 2009	1
Q3 2009	-
Q4 2009	-
2010	7

The following table contains our projections for the remainder of 2008 capacity growth:

PERIOD	FORECASTED CAPACITY ADDITIONS (REDUCTIONS)
Q4 2008	Down 6% to 7%
2008	Up 5%

Our best estimate of unit revenues for the fourth quarter of 2008 at this time is for an increase of 7-9% year over year.

We expect our non-fuel unit costs to be up 5-6% for the fourth quarter.

During the third quarter of 2008, we have reached agreements to sell three used aircraft during the fourth quarter of 2008.

Our regular debt payments not related to aircraft sales and deferrals will be $15.8 million for the fourth quarter.

We expect our non-aircraft related capital expenditures for 2008 to be between $12 million and $15 million.

Our Q4 2008 current outlook contains assumptions for crude and crack of $80 per barrel for crude and $22 per barrel for refinery crack spread on average. The following table depicts the percentage of our expected fuel consumption that is contracted for the fourth quarter of 2008 and the average price per gallon, including taxes and fees:

PERIOD	EXPECTED FUEL HEDGED	PRICE PER GALLON (all-in)
Q4 2008	51%	$2.85 to $2.90